Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

METROCALL, INC.

                          Metrocall, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

                           FIRST: The name of the Corporation is Metrocall, Inc. The Corporation was originally incorporated under the name Metrocall of Delaware, Inc., and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 26, 1982 and restated as filed with the Secretary of State of the State of Delaware on February 19, 1999 (the “Restated Certificate of Incorporation”).

                          SECOND: This Amended and Restated Certificate of Incorporation is being adopted pursuant to Section 303 of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”), and restates and integrates and further amends the Restated Certificate of Incorporation (including the provisions provided under the Certificate of Designation, Number, Powers, Preferences and Relative, Participating, Optional and Other Rights of Series A Preferred Stock of the Corporation as filed with the Secretary of State of the State of Delaware on October 8, 2002).

                          THIRD: The text of the Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

1.	NAME.

                          The name of this corporation is Metrocall Holdings, Inc.

2.	REGISTERED OFFICE AND AGENT.

                          The registered office of the Corporation shall be located at 2711 Centerville Road, Suite 400, Wilmington, DE 19808, in New Castle County. The registered agent of the Corporation at such address shall be Corporation Service Company.

3.	PURPOSE AND POWERS.

                          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law. The Corporation shall have all power necessary or helpful to engage in such acts and activities.

4.	CAPITAL STOCK.

               4.1      Authorized Shares.

                         The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 9,700,000 shares, of which 8,500,000 shares shall be Preferred Stock, having a par value of $0.01 per share (the “Preferred Stock”) and 1,200,000 shall be classified as shares of Common Stock, par value $0.01 per share (“Common Stock”). The Board of Directors is expressly authorized to provide for the classification and reclassification of any unissued shares of Preferred Stock or Common Stock and the issuance thereof in one or more classes or series without the approval of the stockholders of the Corporation; provided that the Corporation shall not issue any class or series of non-voting stock.

          4.2      Common Stock.

                    (a)       Relative Rights.

                    The Common Stock shall be subject to all of the rights, privileges, preferences and priorities of the Preferred Stock as set forth in the certificate of designations filed to establish the series of Preferred Stock. Each share of Common Stock shall have the same relative rights as and be identical in all respects to all the other shares of Common Stock.

                    (b)       Voting Rights.

                    All holders of shares of Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Corporation and shall be entitled to cast votes which in the aggregate shall constitute 5% (until such time as all of the Preferred Stock shall be redeemed at which time it shall constitute 100%) of the votes which would be cast if all holders of shares of all classes of stock entitled to attend such meetings and to vote so voted, upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders, except as otherwise provided in this Restated Certificate of Incorporation or by applicable law. Each holder of shares of Common Stock shall be entitled to cast the number of votes equal to his pro rata portion of all votes to be cast by the holders of Common Stock in accordance with this Section 4.2(b).

                    (c)       Dividends.

                    Whenever there shall have been paid, or declared and set aside for payment, to the holders of shares of any class of stock having preference over the Common Stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then the holders of record of the Common Stock and any class or series of stock entitled to participate therewith as to dividends, shall be entitled to receive dividends, when, as, and if declared by the Board of Directors, out of any assets legally available for the payment of dividends thereon.

                    (d)       Dissolution, Liquidation, Winding Up.

                    In the event of any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of record of the Common Stock then outstanding, and all holders of any class or series of stock entitled to participate therewith in whole or in part, as to distribution of assets, shall become entitled to participate in the distribution of any assets of the Corporation remaining after the Corporation shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock in the event of dissolution, liquidation or winding up, the full preferential amounts (if any) to which they are entitled, and shall have paid or provided for payment of all debts and liabilities of the Corporation.

          4.3      Preferred Stock.

                    (a)       Issuance, Designations, Powers, Etc.

                    The Board of Directors expressly is authorized, subject to limitations prescribed by the Delaware General Corporation Law and the provisions of this Amended and Restated Certificate of Incorporation, to provide, by resolution and by filing a certificate of designations pursuant to the Delaware General Corporation Law, for the issuance from time to time of the shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and other rights of the shares of each such series and to fix the qualifications, limitations and restrictions thereon, including, but without limiting the generality of the foregoing, the following:

                                (i)       the number of shares constituting that series and the distinctive designation of that series;

                               (ii)       the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

                              (iii)       that the series shall have voting rights, in addition to the voting rights provided by law, and the terms of such voting rights;

                              (iv)       whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

                              (v)       whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                              (vi)       whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

                            (vii)       the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

                            (viii)      any other relative powers, preferences, and rights of that series, and qualifications, limitations or restrictions on that series.

                    (b)       Dissolutions, Liquidation, Winding Up.

                    In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Preferred Stock of each series shall be entitled to receive only such amount or amounts as shall have been fixed by the certificate of designations or by the resolution or resolutions of the Board of Directors providing for the issuance of such series.

                    (c)       Pursuant to the foregoing authority, there has been authorized the Series A Preferred Stock which shall have the powers, preferences and relative, participating, optional or other rights, or the qualifications, limitations or restrictions as set forth on Exhibit 4.3(c) hereto. The Corporation shall not redeem or otherwise buy back any shares of Series A Preferred Stock other than in accordance with the terms for redemption set forth in Exhibit 4.3(c).

                    4.4      Adjustments of Authorized Stock.

                    Except as provided to the contrary in the provisions establishing a class or series of stock, the amount of the authorized stock of the Corporation of any class or classes may be increased or decreased (but not below the number then outstanding) by the affirmative vote of a majority of the directors then in office, whether or not a quorum.

                    4.5      Restrictions on Foreign Ownership of Shares.

                              (a) No shares of stock of any class or series outstanding at any time shall be owned of record or beneficially by a person (as defined in Section 4.5(c) hereof) whose ownership thereof would constitute a violation of Section 310(a) or 310(b) of the Communications Act of 1934, as amended, or any similar or successor federal statutes.

                              (b)  The Corporation shall redeem any outstanding shares of stock of any class or series which are owned in violation of Section 4.5(a) hereof. Shares redeemed by the Corporation under this Section 4.5(b) may be redeemed for cash, property or rights, at the lesser of (i) the fair market value at the time of the redemption or (ii) the holder’s purchase price, provided the holder purchased such shares within a year prior to the redemption. The Board of Directors shall have sole discretion to determine the fair market value of any shares to be redeemed, and the value of any non-cash consideration to be provided for such shares in any such redemption.

                              (c)  For purposes of this Section 4.5, “person” shall mean an individual, a partnership, a corporation, a trust, a joint venture, an unincorporated organization, a government or any department or agency thereof or any other legal entity.

5.	BOARD OF DIRECTORS.

                    5.1      Election.

                              Except as otherwise provided in this Amended and Restated Certificate of Incorporation or a certificate of designations relating to the rights of the holders of any class or series of Preferred Stock, voting separately by class or series, to elect additional directors under specified circumstances, the number of directors of the Corporation shall be as fixed from time to time by or pursuant to the Bylaws of the Corporation. Each director shall serve until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal.

                    5.2      Removal.

                              (a)  Except as otherwise provided pursuant to the provisions of this Amended and Restated Certificate of Incorporation or a certificate of designations relating to the rights of the holders of any class or series of Preferred Stock, voting separately by class or series, to elect directors under specified circumstances, any director or directors may be removed from office at any time, but only for cause (as defined in Section 5.2(b) hereof) and only by the affirmative vote, at a special meeting of the stockholders called for such a purpose, of not less than 66-2/3% of the total number of votes of the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, but only if notice of such proposal was contained in the notice of such meeting. At least 30 days prior to such special meeting of stockholders, written notice shall be sent to the director or directors whose removal will be considered at such meeting. Any vacancy in the Board of Directors resulting from any such removal or otherwise shall be filled only by vote of a majority of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified or until any such director’s earlier death, resignation or removal.

                              (b)  For purposes of this Section 5.2, “cause” shall mean (i) conduct as a director of the Corporation or any subsidiary involving dishonesty of a material nature; (ii) criminal conduct (other than minor infractions and traffic violations) that relates to the performance of the director’s duties as a director of the Corporation or any subsidiary; or (iii) any conduct which would adversely affect the Corporation’s or any subsidiary’s ability to hold or own any license granted by the Federal Communications Commission.

                    5.3      Change of Authorized Number.

                               No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

                    5.4      Directors Elected by Holders of Preferred Stock.

                              Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation or a certificate of designations applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Section 5 unless expressly provided by the certificate of designations.

                    5.5      Limitation of Liability.

                              No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) for the types of liability set forth in Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director received any improper personal benefit. Any repeal or modification of this Section 5.5 by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

6.	INDEMNIFICATION.

                              To the extent permitted by law, the Corporation shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director, officer, agent or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer, agent or employee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding,

                              The Corporation may advance expenses (including attorneys’ fees) incurred by a director or officer in advance of the final disposition of such action, suit or proceeding upon the receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to indemnification. The Corporation may advance expenses (including attorneys’ fees) incurred by an employee or agent in advance of the final disposition of such action, suit or proceeding upon such terms and conditions, if any, as the Board of Directors deems appropriate.

7.	ACTIONS BY STOCKHOLDERS.

                              Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders, and may not be effected by any consent in writing by such stockholders, unless such consent is unanimous.

8.	TRANSFER OF STOCK.

                              (a)       During the two-year period following the initial distribution of the Series A Preferred Stock and the Common Stock, no person shall be permitted to transfer any stock of the Corporation without the prior written consent of the Chief Financial Officer of the Corporation, and any such purported transfer will be void ab initio, if (x) the purported transferee would be a Significant Stockholder after giving effect to such transfer or (y) prior to giving effect to such transfer, the purported transferor is a Significant Stockholder. For purposes of the foregoing, (i) “transfer” means any sale, transfer, gift or assignment of any stock of the Corporation, or the granting or issuance of an option or other right to acquire any stock of the Corporation, or any other action that would cause any person to be treated as the owner of any share of the stock of the Corporation as to which such person was not previously treated as the owner, and (ii) a person shall be treated as the owner of any share of stock of the Corporation if such person directly or indirectly owns such share or is otherwise treated as the owner of such share under Section 382 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) and the Treasury Regulations thereunder, including Section 382(1)(3) of the Internal Revenue Code and Section 1.382-2T(h) of the Treasury Regulations thereunder.

                              (b)       During the two-year period following the initial distribution of the Series A Preferred Stock and the Common Stock, the Corporation and its transfer agent will not record any transfer of any of stock of the Corporation unless it or its transfer agent has received either (A) a certificate from the purported transferee to the effect that such transferee would not be a Significant Stockholder after giving effect to the purported transfer and a certificate from the purported transferor to the effect that it is not a Significant Stockholder prior to giving effect to such purported transfer or (B) a certificate of the Corporation’s Chief Financial Officer consenting to such a transfer (a “Consent Certificate”). The Chief Financial Officer of the Corporation shall be required to provide such certificate upon ten (10) business days’ prior written notice if he determines that the purported transfer could not reasonably be determined to result in an “ownership change” with respect to the Corporation under Section 382 of the Internal Revenue Code determined as if the reference to “50 percentage points” in Section 382(g)(1) of the Internal Revenue Code was changed to a reference to “45 percentage points.” The purported transferor and transferee shall deliver to the Corporation such certificates as the Chief Financial Officer of the Corporation may reasonably require as a condition to the issuance of a Consent Certificate. If the Chief Financial Officer does not provide a Consent Certificate with respect to a proposed transfer, the Chief Financial Officer shall provide, within five business days after receipt of a request therefor, to the purported transferor, the information upon which the CFO concluded that such proposed transfer could reasonably be determined to result in an ownership change.

                              For purposes of this Section 10, “Significant Stockholder” shall mean any person that is the beneficial owner, directly or indirectly, of five percent or more of any class of the outstanding capital stock of the Corporation.

9.	COMPROMISE OR ARRANGEMENT CLAUSE.

                              Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under Section 291 of the Delaware General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under Section 279 of the Delaware General Corporation Law order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of the Corporation, as the case may be, and also on the Corporation.

10.	AMENDMENTS.

                              Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation), the affirmative vote of 66 2/3% of the total number of votes of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with the purpose or intent of Sections 5, 7, 8, 9, and 11 hereof, and this Section 10.

                              Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation), the affirmative vote of five of the seven directors then in office shall be required to amend or repeal, or to adopt any provision inconsistent with the purpose or intent of Sections 5 and 10 hereof.

                              Notice of any such proposed amendment, repeal or adoption shall be contained in the notice of the meeting at which it is to be considered. Subject to the provisions set forth herein, the Corporation reserves the right to amend, alter, repeal or rescind any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by law.

11.	AMENDMENT OF BYLAWS.

                              In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the Board of Directors is expressly authorized and empowered to adopt, amend and repeal the Bylaws of the Corporation, subject to the right of the stockholders entitled to vote with respect thereto to amend or repeal Bylaws adopted by the Board of Directors as provided for in this Amended and Restated Certificate of Incorporation or in the Bylaws of the Corporation.

     IN WITNESS WHEREOF, Metrocall, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf on October 8, 2002.

METROCALL, INC.

By: \s\ Vincent D. Kelly Chief Operating Officer, Chief Financial Officer, Treasurer, Secretary, and Executive Vice President

Attest:

\s\ Shirley B. White Shirley B. White Assistant Secretary